Exhibit 99.3

Item 8.    Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Bonanza Creek Energy, Inc.

We have audited the accompanying consolidated balance sheets of Bonanza Creek Energy, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2011 and the period from its inception (December 23, 2010) to December 31, 2010, and the Bonanza Creek Energy Company, LLC and subsidiaries (predecessor) consolidated statements of operations, members’ equity, and cash flows for the period January 1, 2010 to December 23, 2010 and the year ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bonanza Creek Energy, Inc. and subsidiaries and its predecessor as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011, the periods December 23, 2010 to December 31, 2010 and January 1, 2010 to December 23, 2010, and the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 13, the Company adopted a plan in 2012 to dispose of certain assets.  The accompanying consolidated financial statements have been reclassified to reflect these assets as held for sale as of December 31, 2011 and 2010, and to reflect the results of the operations of the assets held for sale as discontinued operations for all periods presented.

Hein & Associates LLP

Denver, Colorado

March 22, 2012, except for the third paragraph of Note 13, which is dated January 28, 2013

BONANZA CREEK ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,089,674	$—
Accounts receivable:
Oil and gas sales	17,850,719	8,894,831
Other	5,696,825	2,940,590
Prepaid expenses and other	1,868,016	703,063
Inventory of oilfield equipment	3,324,368	415,650
Derivative asset	1,297,403	1,396,472
Total current assets	32,127,005	14,350,606
OIL AND GAS PROPERTIES—using the successful efforts method of accounting
Proved properties	547,878,188	426,189,861
Unproved properties	15,848,703	14,717,104
Wells in progress	23,783,142	8,253,906
	587,510,033	449,160,871
Less: accumulated depreciation, depletion and amortization	(26,759,043)	(399,635)
	560,750,990	448,761,236
NATURAL GAS PLANT	56,910,232	31,840,475
Less: accumulated depreciation	(1,286,129)	(20,017)
	55,624,103	31,820,458
PROPERTY AND EQUIPMENT	1,983,037	802,679
Less: accumulated depreciation	(128,731)	(10,008)
	1,854,306	792,671
Oil and gas properties held for sale, less accumulated depreciation and depletion	9,895,508	15,207,724
LONG-TERM DERIVATIVE ASSET	678,474	2,045,182
OTHER ASSETS	3,418,626	3,125,670
TOTAL ASSETS	$664,349,012	$516,103,547
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$27,068,326	$16,101,536
Oil and gas revenue distribution payable	6,185,983	3,444,077
Derivative liability	5,276,633	3,691,998
Total current liabilities	38,530,942	23,237,611
LONG-TERM LIABILITIES:
Bank revolving credit	6,600,000	55,400,000
Ad valorem taxes	3,014,023	1,213,445
Derivative liability	2,579,175	5,854,980
Deferred income taxes, net	79,603,633	68,405,393
Asset retirement obligations	6,039,723	5,611,709
TOTAL LIABILITIES	136,367,496	159,723,138
COMMITMENTS AND CONTINGENCIES (Notes 7 and 10)
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 25,000,000 shares authorized, — outstanding	—	—
Common stock, $.001 par value, 225,000,000 shares authorized, 39,477,584 and 29,122,521 issued and outstanding, respectively	39,478	29,123
Additional paid-in capital	515,412,583	356,513,012
Retained earnings (deficit)	12,529,455	(161,726)
Total stockholders’ equity	527,981,516	356,380,409
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$664,349,012	$516,103,547

BONANZA CREEK ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR

CONSOLIDATED STATEMENT OF OPERATIONS

	Bonanza Creek Energy, Inc. For the Year Ended December 31,2011	Bonanza Creek Energy, Inc. For the Period From Inception (December 23, 2010) to December 31, 2010	Bonanza Creek Energy Company, LLC (Predecessor) For the Period January 1, 2010 to December 23, 2010		Bonanza Creek Energy Company, LLC (Predecessor) For the Year Ended December 31, 2009
NET REVENUES:
Oil and gas sales	$105,723,993	$1,620,192	$43,506,084		$29,201,514
OPERATING EXPENSES:
Lease operating	18,252,963	419,100	11,947,925		10,744,621
Severance and ad valorem taxes	5,918,566	66,460	1,467,477		1,984,434
Exploration	876,971	—	226,452		—
Depreciation, depletion and amortization	28,014,077	435,552	12,598,429		12,593,807
Impairment of oil and gas properties	623,039	—	—		—
General and administrative (including $4,436,794, $—,$—, and $—, respectively, of stock compensation)	17,612,943	323,545	8,374,875		7,610,252
Cancelled private placement	—	—	2,378,468		—
Total operating expenses	71,298,559	1,244,657	36,993,626		32,933,114
INCOME (LOSS) FROM OPERATIONS	34,425,434	375,535	6,512,458		(3,731,600)
OTHER INCOME (EXPENSE):
Realized gain (loss) on settled commodity derivatives	(3,024,136)	(46,742)	5,918,702		13,450,810
Interest expense	(4,017,230)	(57,656)	(18,000,796)		(16,581,566)
Unrealized gain (loss) in fair value of commodity derivatives	225,393	(514,627)	(7,604,742)		(34,589,118)
Other income (loss)	(110,276)	—	19,173		(179,840)
Write off of deferred financing costs	—	—	(1,663,167)		—
Change in fair value of warrant put option	—	—	34,344,894		(80,639,866)
Accretion of debt discount	—	—	(8,861,955)		(7,963,031)
Total other income (expense)	(6,926,249)	(619,025)	4,152,109		(126,502,611)
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	27,499,185	(243,490)	10,664,567		(130,234,211)
Deferred income tax (expense) benefit (Note 9)	(12,890,328)	89,775	—	*	— *
INCOME (LOSS) FROM CONTINUING OPERATIONS	$14,608,857	$(153,715)	$10,664,567		$(130,234,211)
DISCONTINUED OPERATIONS (Note 13)
(Loss) income from operations associated with oil and gas properties held for sale (including impairments in 2011 and 2009 of $3,443,984 and $579,337, respectively)	(3,609,764)	(12,689)	63,962		147,662
Gain on sale of oil and gas properties	—	—	4,055,153		303,085
Income tax (expense) benefit	1,692,088	4,678	—	*	— *
(Loss) income from discontinued operations	(1,917,676)	(8,011)	4,119,115		450,747
NET INCOME	$12,691,181	$(161,726)	$14,783,682		$129,783,464
BASIC AND DILUTED INCOME PER SHARE
Income from continuing operations	$0.49	—	—	*	— *
Income (loss) from discontinued operations	$(0.06)	—	—	*	— *
Net income per common share	$0.43	—	—	*	— *
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK—BASIC AND DILUTED:	29,576,442	29,122,521	—	*	— *

*                                         Bonanza Creek Energy Company, LLC was a limited liability company. See note 1 to Bonanza Creek Energy, Inc.’s annual financial statements.

BONANZA CREEK ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (DECEMBER 23, 2010) TO DECEMBER 31, 2011

	Common Stock		Class B	Additional Paid-In	Accumulated
	Shares	Amount	Shares	Capital	Deficit	Total
BALANCES at December 23, 2010	—	—	—	$—	$—	$—
Contribution of capital	29,122,521	$29,123	7,500	356,513,012	—	356,542,135
Net (loss)	—	—	—	—	(161,726)	(161,726)
BALANCES at December 31, 2010	29,122,521	$29,123	7,500	356,513,012	$(161,726)	356,380,409
Issuance of common stock to directors for services	—	—	—	167,500	—	167,500
Issuance of Class B common stock	—	—	4,600	—	—	—
Forfeiture of Class B common stock	—	—	(2,100)	—	—	—
Sale of common stock, net of underwriting discounts and offering costs of $14,121,680	10,000,000	10,000	—	155,868,320	—	155,878,320
Exchange of Class B common stock for issuance of restricted common stock to officers and employees	437,787	438	(10,000)	7,441,941	—	7,442,379
Unrecognized future non-cash compensation expense for issuance of restricted common stock to employees for services	—	—	—	(7,320,150)	—	(7,320,150)
Issuance of outstanding common stock previously held in trust to employees	—	—	—	4,147,065	—	4,147,065
Common stock returned for tax withholdings	(82,724)	(83)	—	(1,405,105)	—	(1,405,188)
Net Income	—	—	—	—	12,691,181	12,691,181
BALANCES at December 31, 2011	39,477,584	$39,478	—	$515,412,583	$12,529,455	$527,981,516

BONANZA CREEK ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR CONSOLIDATED

STATEMENT OF CASH FLOWS

	Bonanza Creek Energy, Inc. For the Year Ended December 31, 2011	Bonanza Creek Energy, Inc. For the Period From Inception December 23, 2010 to December 31, 2010	Bonanza Creek Energy Company, LLC (Predecessor) For the Period January 1, 2010 to December 23, 2010	Bonanza Creek Energy Company, LLC (Predecessor) For the Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,691,181	$(161,726)	$14,783,682	$(129,783,464)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	31,507,596	506,307	14,225,309	14,107,774
Change in unrealized loss on derivative liability assumed	—	—	(4,811,518)	(5,779,144)
Deferred income taxes	11,198,240	(94,453)	—	—
Impairment of oil and gas properties	4,067,023	—	—	579,337
Non-cash stock compensation	4,436,794
Amortization of deferred financing costs	1,004,225	15,589	1,641,209	1,643,883
Write off of deferred financing costs	—	—	1,663,167	—
Amortization of deferred novation fees	—	—	403,676	341,314
Accretion of debt discount	—	—	8,861,955	7,963,031
Payment in kind interest	—	—	10,991,527	9,778,365
Gain on sale of oil and gas properties	—	—	(4,055,153)	(303,085)
Valuation (increase) decrease in outstanding warrants	—	—	(34,344,894)	80,639,866
Valuation (increase) decrease in commodity derivatives	(225,393)	514,627	7,604,742	34,589,118
Other	(40,368)	—	42,758	137,712
(Increase) decrease in operating assets:
Accounts receivable	(11,712,123)	(2,104,097)	(726,157)	(100,356)
Prepaid expenses and other assets	(1,164,953)	—	27,358	544,913
(Decrease) increase in operating liabilities:
Accounts payable and accrued liabilities	5,996,440	(309,076)	6,495,772	(3,183,544)
Settlement of asset retirement obligations	(155,558)	—	(44,758)	(41,664)
Net cash provided by operating activities	57,603,104	(1,632,829)	22,758,675	11,134,056
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(1,809,657)	—	(1,066,277)	(650,306)
Exploration and development of oil and gas properties	(134,183,772)	(817,362)	(30,733,263)	(6,216,067)
Natural gas plant capital expenditures	(22,687,197)	—	(3,994,304)	(395,889)
Proceeds from note receivable	986,906	—	103,903	238,544
Proceeds from sale of properties	—	—	7,475,654	307,257
Decrease in restricted cash	—	—	250,000	—
Increase in receivable from Holmes Eastern Company, LLC	—	—	(3,665,703)	—
Additions to property and equipment—non oil and gas	(1,208,755)	—	(497,073)	(468,588)
Net cash used in investing activities	(158,902,475)	(817,362)	(32,127,063)	(7,185,049)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in bank revolving credit and subordinated debt	108,100,000	—	118,200,000	3,000,000
Payment on bank revolving credit and subordinated debt	(156,900,000)	—	(105,500,000)	(8,300,000)
Proceeds from sale of Bonanza Creek Energy, Inc. common stock	155,878,320	—	—	—
Common stock returned for tax withholdings	(1,405,188)	—	—	—
Deferred financing costs	(2,284,087)	—	(3,075,534)	(215,439)
Deferred novation fees	—	—	(327,400)	—
Net cash (used in) provided by financing activities	103,389,045	—	9,297,066	(5,515,439)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,089,674	(2,450,191))	(71,322)	(1,566,432)
CASH AND CASH EQUIVALENTS:
Beginning of period	—	2,450,191	2,521,513	4,087,945
End of period	$2,089,674	$—	$2,450,191	$2,521,513
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$3,101,074	$—	$5,410,127	$5,159,318
Value of stock issued to acquire BCEC and HEC, 7,966,387 shares at $12.52 per share	—	$99,613,966	—	—
Changes in working capital related to drilling expenditures and property acquisition	$9,555,592	$—	$2,723,130	$(70,292)

Bonanza Creek Energy, Inc.

Notes to the Consolidated Financial Statements as of December 31, 2011

1. ORGANIZATION AND BUSINESS:

On December 23, 2010, Bonanza Creek Energy, Inc., a Delaware Subchapter C corporation formed on December 2, 2010 (the “Company” or “BCEI”) participated in following transactions which were accomplished simultaneously:

(1)                                 The contribution by Bonanza Creek Energy Company, LLC (“BCEC”) of all of its ownership in Bonanza Creek Energy Operating Company, LLC (a wholly owned subsidiary) to BCEI and the assumption by BCEI of BCEC’s remaining debt (as described below) in exchange for a 21.55% ownership interest of BCEI. BCEC had no other significant assets or subsidiaries at such time. BCEC was an operating oil and gas company that was initially founded in 2006;

(2)                                 The sale of $265 million of Class A common stock of BCEI which constituted an ownership interest of 72.68% of BCEI to Project Black Bear LP (“Black Bear”), an entity advised by West Face Capital Inc. (“West Face Capital”), and to certain clients of Alberta Investment Management Corporation (“AIMCo”); and

(3)                                 The exchange of shares of 5.77% of BCEI’s Class A common stock together with $59 million in cash (which came from the $265 million sale of common stock of BCEI described in (2) above), for all of the equity interests of Holmes Eastern Company, LLC, a Delaware limited liability company (“HEC”), that was majority owned by a minority member of Bonanza Creek Oil Company, LLC (“BCOC”). BCOC was the predecessor of BCEC and owned 29.9% of BCEC on a fully diluted basis at the time of such transaction. HEC was initially formed in 2009 and has been an operating oil and gas exploration and production business since its formation.

The BCEC ownership (21.55%) of BCEI was subsequently distributed to or for the benefit of BCEC’s members based on management’s estimate of fair value of the BCEI shares received by BCEC to holders of the equity interests of BCEC in connection with the redemption of BCEC’s equity and BCEC’s dissolution to or for the benefit of:

(1)                                 BCOC in the amount of 5.5% (for its Class A Units of BCEC);

(2)                                 D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) in the amount of 12.91% (for its Class A Units of BCEC); and

(3)                                 The management and employees of BCEC, in the amount of 3.14% (for their Class B Units of BCEC).

Cash proceeds of approximately $182 million were used to retire BCEC’s second lien term loan, senior subordinated notes and a related party note payable, and to reduce the outstanding principal balance on BCEC’s bank revolving credit facility by $29 million thereby reducing the balance outstanding to approximately $55.4 million as of December 31, 2010. This loan at the same time was assumed by BCEI.

The Company is engaged primarily in acquiring, developing, exploiting and producing oil and gas properties. As of December 31, 2011, the Company’s assets and operations are concentrated primarily in southern Arkansas and in the Denver Julesburg and North Park Basins in the Rocky Mountains.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation—The consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiaries, Bonanza Creek Energy Operating Company, LLC, Bonanza Creek Energy Resources Company, LLC and HEC. All significant intercompany accounts and transactions have been eliminated.

Fair Value of Financial Instruments—The Company’s financial instruments consist of trade receivables, trade payables, accrued liabilities, a revolving credit facility and derivative instruments. Trade receivables, trade payables and accrued liabilities are carried at cost and approximate fair value due to the short term nature of these accounts. Our revolving credit facility has a variable interest rate so it also approximates fair value. Derivative instruments are adjusted to fair value every accounting period.

Use of Estimates—The preparation of this balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of oil and gas reserves, assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

Accounts Receivable—Trade accounts receivable are recorded at net realizable value which is estimated to be fair value at December 31, 2011 and 2010. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Delinquent trade accounts receivable are charged against the allowance for doubtful accounts once collectibility has been determined.

The Company’s crude oil and natural gas receivables are generally collected within two months. The Company accrues an allowance on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any allowance may be reasonably estimated.

Inventory of Oilfield Equipment—Inventory consists of material and supplies used in connection with the Company’s drilling program. These inventories are stated at the lower of average cost or market which as of December 31, 2011 and 2010 approximated fair value.

Oil and Gas Producing Activities—The Company follows the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells will be capitalized at cost when incurred, pending determination of whether the well has found proved reserves. If an exploratory well has not found proved reserves, the costs of drilling the well and other associated costs will be charged to expense. The costs of development wells will be capitalized whether productive or nonproductive. Costs incurred to maintain wells and related equipment and lease and well operating costs are charged to expense as incurred. Gains and losses arising from sales of properties will be included in income. However, sales that do not significantly affect a field’s unit-of-production depletion rate will be accounted for as normal retirements with no gain or loss recognized. Geological and geophysical costs of exploratory prospects and the costs of carrying and retaining unproved properties are expensed as incurred.

Depletion, depreciation and amortization (“DD&A”) of capitalized costs of proved oil and gas properties are provided for on a field-by-field basis using the units of production method based upon proved reserves. The computation of DD&A takes into consideration the anticipated proceeds from equipment salvage and the Company’s expected cost to abandon its well interests.

The Company assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares undiscounted future net cash flows to the assets’ net book value. If the net capitalized costs exceed future net cash flows, then the cost of the property will be written down to “fair value.” Fair value for oil and natural gas properties is generally determined based on discounted future net cash flows.

For the year ended December 31, 2011, the Company recorded $3.5 million of proved property impairments on the Company’s legacy California assets and $0.6 million of proved property impairment in one non-core field in Southern Arkansas. The impairments of the Company’s legacy assets in California were related to steam flooding results that were lower than expected and the impairment of the non-core field in Southern Arkansas was related to the loss of a lease. For the year ended December 31, 2009, our predecessor; BCEC, recorded proved property impairment expense of $0.6 million to write off the remainder of the property balance for the Red Springs field in Wyoming. These calculations involved significant unobservable inputs and, therefore, they are Level 3 fair value estimates.

The Company records the fair value of a liability for an asset retirement obligation as an asset and a liability when there is a legal obligation associated with the retirement of a long-lived asset and the amount can be reasonably estimated. Refer also to Note 10 for additional information on the Company’s asset retirement obligations.

Long-Lived Assets—Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amount or fair value less cost to sell.

Other Property and Equipment—Property and equipment acquired at the time of the Company’s corporate restructuring at December 23, 2010 as described in Note 1, were recorded at fair value as of December 23, 2010. Property additions subsequent to December 23, 2010 have been recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years.

Revenue Recognition—The Company records revenues from the sales of crude oil and natural gas when delivery to the customer has occurred and title has transferred, net of royalties, discounts and allowances, as applicable. This occurs when oil or gas has been delivered to a pipeline or a tank lifting has occurred. The Company has interests with other producers in certain properties in which case the Company uses the entitlement method to account for gas imbalances. Gas imbalances as of December 31, 2011 and 2010 were immaterial.

For gathering and processing services, the Company either receives fees or commodities from natural gas producers depending on the type of contract. Under the percentage-of-proceeds contract type, the Company is paid for its services by keeping a percentage of the natural gas liquids (“NGL”) produced and a percentage of the residue gas resulting from processing the natural gas. Commodities received are, in turn, sold and recognized as revenue in accordance with the criteria outline above.

Income Taxes—The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the balance sheet or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Uncertain Tax Positions—The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The tax returns for 2008, 2009, and 2010 are still subject to audit by the internal revenue service.

Concentrations of Credit Risk—The Company has maintained cash balances in excess of the Federal Deposit Insurance Corporation (FDIC) insured limit.

As of December 31, 2011, Lion Oil Trading & Transport and Plains Marketing accounted for 34% and 47%, respectively, of oil and natural gas sales. For the year ended December 31, 2011, Lion Oil Trading & Transport and Plains Marketing accounted for 35% and 45%, respectively, of oil and natural gas sales. For the year ended December 31, 2010 Lion Oil Trading & Transport and Plains Marketing accounted for 52% and 30%, respectively, of oil and natural gas sales.

Risks and Uncertainties—Historically, oil and gas prices have experienced significant fluctuations and have been particularly volatile in recent years. Price fluctuations can result from variations in weather, levels of regional or national production and demand, availability of transportation capacity to other regions of the country and various other factors.

Oil and Gas Derivative Activities—The Company recognizes all derivative instruments on the balance sheet as either assets or liabilities at fair value.

The Company is exposed to commodity price risk related to oil and gas prices. To mitigate this risk, the Company enters into oil and gas forward contracts as economic hedges. The contracts, which are generally placed with major financial institutions or with counter parties which management believes to be of high credit quality, may take the form of futures contracts, swaps or options. The oil and gas reference prices of these contracts are based upon oil and natural gas futures, which have a high degree of historical correlation with actual prices received by the Company.

Prior Year Reclassifications—Certain predecessor balances have been reclassified to conform to the current year presentation, and such reclassifications had no impact on net income or stockholders equity previously reported.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11, Balance Sheet: Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). The objective of ASU 2011-11 is to require an entity to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. ASU 2011-11 is effective for interim and annual reporting periods beginning on or after January 1, 2013 and should be applied retrospectively. The adoption of this standard will not have an impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), which provides amendments to FASB ASC Topic 820, Fair Value Measurement. The objective of ASU 2011-04 is to create common fair value measurement and disclosure requirements between GAAP and International Financial Reporting Standards (“IFRS”). The amendments clarify existing fair value measurement and disclosure requirements and make changes to particular principles or requirements for measuring or disclosing information about fair value measurements. These amendments are not expected to have a significant impact on companies applying GAAP. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of this standard will not have an impact on the Company’s consolidated financial statements other than additional disclosures

In December 2010, the FASB issued Accounting Standards Update No. 2010-29, Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations (ASU 2010-29), which provides amendments to FASB ASC Topic 805, Business Combinations. The objective of ASU 2010-29 is to clarify and expand the pro forma revenue and earnings disclosure requirements for business combinations. ASU 2010-29 was adopted effective January 1, 2011 and did not have an impact on the Company’s consolidated balance sheet other than additional disclosures.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06), which provides amendments to FASB ASC Topic 820, Fair Value Measurements and Disclosures. The objective of ASU 2010-06 is to provide more robust disclosures about (i) the different classes of assets and liabilities measured at fair value, (ii) the valuation techniques and inputs used, (iii) the activity in Level 3 fair value measurements, and (iv) significant transfers between Levels 1, 2 and 3. ASU 2010-06 was effective for fiscal years and interim periods beginning after December 15, 2009, except for the activity in Level 3 measurement disclosures which was effective January 1, 2011. The Company adopted ASU 2010-06 effective December 31, 2010.

In December 2008, the SEC issued Modernization of Oil and Gas Reporting: Final Rule, which published the final rules and interpretations updating its oil and gas reporting requirements. The final rule includes updated definitions in the existing oil and gas rules to make them consistent with the petroleum resource management system, which is a widely accepted standard for the management of petroleum resources that was developed by several industry organizations. Key revisions included the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, permitting disclosure of probable and possible reserves, and changes to the pricing used to determine reserves in that companies must use a 12-month average price. The average is calculated using the first-day-of-the-month price for each of the 12 months that make up the reporting period. In January 2010, the FASB issued Accounting Standards Update No. 2010-03, Oil and Gas Reserve Estimation and Disclosures (ASU 2010-03), which provides amendments to FASB ASC topic Extractive Activities-Oil and Gas. The objective of ASU 2010-03 is to align the oil and gas reserve estimation and disclosure requirements of the FASB ASC with the requirements in the SEC’s Modernization of Oil and Gas Reporting: Final Rule. BCEC and HEC, the predecessor companies adopted the new rules effective December 31, 2009, and as a result, the Company’s reserves were prepared in accordance with the new reserve definitions in ASU 2010-03 that conform to the SEC’s revised reserve definitions. Oil and gas reserve quantities or their values are a significant component of the Company’s depreciation, depletion and amortization, asset retirement obligation, and proved property impairment analyses. Due to the number of estimates that rely upon reserve quantities and values, any significant changes to the Company’s oil and gas reserves has a pervasive effect on the Company’s consolidated balance sheet, and it is therefore impracticable to estimate the effect that the adoption of ASU 2010-03 had on the Company’s consolidated balance sheet.

3. ACQUISITIONS:

On December 23, 2010, the Company completed the following transactions: (i) the sale of 21,166,134 shares of common stock for $12.52 per share; (ii) the issuance of 6,272,851 shares of common stock valued at $12.52 per share to the holders of BCEC in exchange for all of BCEC’s ownership in Bonanza Creek Energy Operating Company, LLC (a wholly owned subsidiary); and (iii) the acquisition of all of the ownership of HEC for approximately $59 million in cash and 1,683,536 shares of its common stock valued at $12.52 per share. As part of the transactions, the Company also retired debt of approximately $182 million for cash and paid approximately $17 million for debt extinguishment penalties assumed as part of the merger. Because the penalties for the extinguishment of debt were considered as part of the liabilities assumed, the penalties were allocated to the assets acquired and the liabilities assumed as part of the purchase price. Furthermore, a deferred tax liability was recorded based on the difference between the tax basis of the contributed assets and liabilities and their fair value at an effective tax rate of approximately 37%. Fair value was allocated to the assets contributed and liabilities assumed as follows:

	Bonanza Creek Energy Company, LLC	Holmes Eastern Company, LLC	Debt Extinguishment	Deferred Tax Adjustment	Bonanza Creek Energy, Inc.
Current assets, including cash and commodity derivatives	$10,917,445	$3,848,328	$—	$—	$14,765,773
Proved oil and gas properties	280,831,550	77,985,048	16,680,311	65,806,160	441,303,069
Unproved oil and gas properties	11,376,727	—	678,704	2,693,686	14,749,117
Wells in progress	5,782,885	1,786,917	—	—	7,569,802
Natural gas plant	31,840,475	—	—	—	31,840,475
Property and equipment	777,564	25,115	—	—	802,679
Other noncurrent assets, including commodity derivatives	5,357,346	—	—	—	5,357,346
Current liabilities, including commodity derivatives	(19,894,250)	(3,559,307)	—	—	(23,453,557)
Bank revolving credit	(84,400,000)	—	29,000,000	—	(55,400,000)
Senior subordinated notes, including pre-payment penalty of $14,327,348	(125,145,205)	—	125,145,205	—	—
Second lien term loan, including pre-payment penalty of $3,031,667	(33,031,667)	—	33,031,667	—	—
Note payable—related party	(12,276,228)	—	12,276,228	—	—
Commodity derivatives, noncurrent	(5,673,460)	—	—	—	(5,673,460)
Deferred income taxes, net	—	—	—	(68,499,846)	(68,499,846)
Other noncurrent liabilities, including asset retirement obligations	(5,917,784)	(901,479)	—	—	(6,819,263)
Value of common stock issued as consideration	$60,545,398	$79,184,622	$216,812,115	$—	$356,542,135

Supplemental Pro Forma Results (unaudited)—The following unaudited pro forma financial information represents the combined results for BCEI, BCEC, and HEC for year ended December 31, 2010 as if the contribution and acquisition had occurred on January 1, 2010. The adjustment to depreciation, depletion and amortization assumes that the oil and gas property step up in basis occurred January 1, 2010.

The pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company.

	Bonanza Creek Energy Company, LLC	Holmes Eastern Company, LLC	Bonanza Creek Energy, Inc.	Pro Forma Adjustments	Bonanza Creek Energy, Inc.
Net revenues:
Oil and gas sales	$43,506,084	$13,957,560	$1,620,192	$—	$59,083,836
Operating expenses:
Lease operating	11,947,925	2,010,187	419,100	—	14,377,212
Severance and ad valorem taxes	1,467,477	834,282	66,460	—	2,368,219
Exploration	226,452	19,234	—	—	245,686
Depreciation, depletion and amortization	12,598,429	3,005,888	435,552	2,815,872	18,855,741
General and administrative	8,374,875	639,598	323,545	—	9,338,018
Cancelled private placement	2,378,468	—	—	—	2,378,468
Total operating expenses	36,993,626	6,509,189	1,244,657	2,815,872	47,563,344
Income (loss) from operations	6,512,458	7,448,371	375,535	(2,815,872)	11,520,492
Other income (expense):
Other income (loss)	19,173	(65,694)	—	—	(46,521)
Write-off of deferred financing costs	(1,663,167)	—	—	—	(1,663,167)
Change in fair value of warrant put option	34,344,894	—	—	(34,344,894)	—
Amortization of debt discount	(8,861,955)	—	—	8,861,955	—
Realized gain on settled commodity derivatives	5,918,702	—	(46,742)	—	5,871,960
Unrealized loss in fair value of commodity derivatives	(7,604,742)	—	(514,627)	—	(8,119,369)
Interest expense	(18,000,796)	(439,171)	(57,656)	17,234,623	(1,263,000)
Total other income (expense)	4,152,109	(504,865)	(619,025)	(8,248,316)	(5,220,097)
Income (loss) from continuing operations	10,664,567	6,943,506	(243,490)	(11,064,188)	6,300,395
(Loss) income from operations associated with oil and gas properties held for sale	63,962	—	(12,689)	(363,624)	(312,351)
Gain on sale of oil and gas properties	4,055,153	—	—	—	4,055,153
Income (loss) before taxes	$14,783,682	$6,943,506	$(256,179)	$(11,427,812)	$10,043,197

4. OTHER ASSETS:

The Company has multiple certificates of deposit at three financial institutions to meet financial bonding requirements in the states of Colorado, Wyoming and California. As of December 31, 2011 and 2010 the certificates of deposit totaled $645,000.

As of December 31, 2011 and 2010, the Company had a note receivable of $0 and approximately $987,000, respectively from the operator of the Sargent field. This note receivable was paid in full during February of 2011.

As of December 31, 2011 and 2010, the Company had approximately $2,774,000, and $1,494,000, respectively of unamortized deferred financing costs related to the bank revolving credit agreement that was retained by the Company.

	2011	2010
Certificates of deposit	$645,000	$645,000
Note receivable	—	986,906
Deferred financing costs	2,773,626	1,493,764
	$3,418,626	$3,125,670

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses contain the following:

	2011	2010
Drilling and completion costs	$14,153,449	$4,597,857
Accounts payable trade	4,976,979	6,213,962
Ad valorem taxes	1,781,021	1,373,548
Accrued general and administrative cost	1,713,708	1,808,995
Accrued initial public offering expenses	1,258,791	—
Lease operating expense	2,128,470	1,240,481
Accrued reclamation cost	400,000	400,000
Interest	17,965	106,034
Accrued oil and gas hedging	353,897	244,527
Production taxes and other	284,046	116,132
	$27,068,326	$16,101,536

6. LONG-TERM DEBT:

Senior Secured Revolving Credit Facility—On March 29, 2011, the Company entered into a Senior Secured Revolving Credit Agreement, (the “Revolver”), with a syndication of banks, with BNP Paribas as the administrative agent and issuing lender, which provides for borrowings of up to $300 million. The Revolver provides for interest rates plus an applicable margin to be determined based on LIBOR or a bank base rate (the “Base Rate”), at the Company’s election. LIBOR borrowings bear interest at LIBOR plus 1.75% to 2.75% depending on the utilization level and the Base Rate borrowings bear interest at the “Bank Prime Rate,” as defined plus .75% to 1.75%.

The Revolver has a $220 million borrowing base as of December 31, 2011 and is subject to semi-annual re-determinations in April and October of each year. The Revolver provides for commitment fees of .375% to 0.50%, depending on utilization, and restricts, among other items, the payment of dividends, certain additional indebtedness, sale of assets, loans, certain investments and mergers. The Revolver also contains certain financial covenants, which require the maintenance of a minimum current ratio and a minimum debt coverage ratio, as defined. The Company was in compliance with these covenants as of December 31, 2011. The Revolver is collateralized by substantially all the Company’s assets and matures on September 15, 2016.

7. COMMITMENTS AND CONTINGENT LIABILITIES:

Office Leases—The Company rents office facilities under various noncancelable operating lease agreements. The Company’s noncancelable operating lease agreements result in total future minimum noncancelable lease payments are presented below. The Company also has principal payment requirements for its line of credit which is also presented below:

	Office Leases	Line of Credit	Total
2012	$568,241	$—	$568,241
2013	744,242	—	744,242
2014	763,847	—	763,847
2015	785,424	—	785,424
2016 and thereafter	1,562,913	6,600,000	8,162,913
	$4,424,667	$6,600,000	$11,024,667

Environmental—The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operations. Relative to the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company. Management believes its properties are operated in conformity with local, state and federal regulations. No claims have been made, nor is the Company aware of any uninsured liability which the Company may have, as it relates to any environmental cleanup, restoration or the violation of any rules or regulations.

Legal Proceedings—The Company may from time to time be involved in various other legal actions arising in the normal course of business. During the second quarter of 2011, our Board of Directors formed a Special Litigation Committee comprised of three non-executive directors to investigate the merits of a demand for arbitration against our current President and Chief Executive Officer from the former Chairman of BCEC related to the management of BCOC and BCEC during 2005 and 2006. These demands do not allege any wrongdoing by or claims against the Company. The Special Litigation Committee retained outside independent advisors to conduct the investigation and concluded that the allegations were without merit. The Company’s general and administrative expense includes approximately $1.0 million related to this matter for the year ended December 31, 2011.

8. STOCKHOLDERS’ EQUITY:

Common Stock—On December 15, 2011 the Company sold 10,000,000 shares of common stock in our initial public offering at $17.00 per share, less $1.105 per share for underwriting discounts and commissions. Other expense related to the issuance and distribution of these shares were approximately $3 million.

On December 23, 2010 the Company issued 21,166,134 shares of common stock to West Face Capital and to certain clients of AIMCo at $12.52 per share. Also as part of the formation on December 23, 2010 BCEC contributed all of its ownership interest in Bonanza Creek Energy Operating Company, LLC to the Company for 6,272,851 shares of its common stock valued at $12.52 per share. In addition, on December 23, 2010, the Company issued 1,683,536 shares of its common stock valued at $12.52 per share to the majority owner of HEC and a member of Bonanza Creek Energy, Inc.’s management who also owned a minority interest of HEC (refer to Note 3).

Management Incentive Plan—On December 23, 2010, the Company established the Management Incentive Plan (the “Plan” or “MIP”) for the benefit of certain employees, officers and other individuals performing services for the Company. The maximum number of shares of Class B common stock available under the Plan is 10,000 and these shares were converted into 437,787 shares of restricted common stock upon completion of our initial public offering. The conversion rate was determined based on a formula factoring in the rate of return to the common stockholders. The 437,787 shares of common stock that were granted to employees were valued at $17.00 per share on the grant date and vest over a three year period. Non-cash compensation expense of $122,000 was recorded during the year ended December 31, 2011 and there was $7,320,000 of unrecognized compensation costs related to the unvested restricted common stock granted under the plan. That cost is expected to be recognized over a period of 2.9 years.

BCEC Management Incentive Plan—In connection with the corporate restructuring described in Note 1, 317,142 shares of common stock of BCEI were designated for holders of BCEC’s Class B units. These shares were held in trust for the benefit of employees. On December 15, 2011, 243,945 of these shares were valued at $17.00 per share and granted to employees without vesting requirements and the Company recorded a non-cash compensation charge in the amount of $4,147,000. As of December 31, 2011, 73,197 shares of BCEI common stock remain held in trust and designated for holders of BCEC’s Class B units. When and if such shares are issued, they will be valued based on the market price of the Company’s common stock on the grant date.

9. INCOME TAXES:

Deferred tax assets and liabilities are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years related to cumulative temporary differences between the tax bases of assets and liabilities and amounts reported in the Company’s balance sheet. The tax effect of the net change in the cumulative temporary differences during each period in the deferred tax assets and liabilities determines the periodic provision for deferred taxes. The provision for income taxes consists of the following:

	2011	2010
Current tax (expense) benefit	$—	$—
Deferred tax (expense) benefit	(11,198,240)	94,453
Total income tax (expense) benefit	$(11,198,240)	$94,453

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the net deferred tax liability result from the following components:

	2011	2010
Property and equipment	$94,695,252	$72,577,610
Net operating loss carryforward	(10,431,642)	—
Stock compensation	(110,041)	—
Abandonment obligations	(2,293,919)	(1,921,385)
Derivative liability	(2,233,229)	(2,250,832)
Deferred deductions and other	(22,788)	—
Total long-term liability	$79,603,633	$68,405,393

At December 31, 2011, the Company had net operating loss carryforwards for federal tax purposes of approximately $27,465,761. The net operating loss carryforwards will expire in 2031. Reconciliation of the Company’s effective tax rate to the expected federal tax rate of 34% is as follows:

	2011	2010
Expected federal tax rate	34%	34%
State income taxes	3.98%	2.87%
Change in tax rate	8.9%
Effective tax rate	46.88%	36.87%

During the year ended December 31, 2011, the estimated effective tax rate was revised to reflect significant capital expenditures in Arkansas and the effective tax rate increased from 36.87% to 37.98%. The increase in the effective tax rate was applied to the January 1, 2011 deferred income tax liability resulting in an increase to the net deferred tax liability and deferred income tax expense of $2.1 million with an additional $9.1 million incurred for federal and state income taxes for the year ended December 31, 2011 for a total deferred income tax expense in our consolidated statement of operations of $11.2 million.

10. ASSET RETIREMENT OBLIGATIONS:

In connection with the Company’s acquisition of BCEC and HEC, asset retirement obligations in the amount of $4,970,441, and $641,268, respectively, were assumed.

The fair value of asset retirement obligation is recorded as a liability when incurred, which is typically at the time the assets are acquired or placed in service. Amounts recorded for the related assets are increased by a corresponding amount of these obligations. Prospectively, the liabilities are accreted for the change in their present value and the initial capitalized costs are depleted, depreciated and amortized over the productive lives of the related assets.

	2011	2010
Beginning of year	$5,611,709	$—
Additional liabilities incurred	1,308,122	—
Accretion expense	443,801	—
Obligations on properties acquired	—	5,611,709
Liabilities settled	(155,558)
Revisions to estimate	(1,168,351)	—
End of year	$6,039,723	$5,611,709

The downward revision to asset retirement obligations recorded during 2011 was related to revised costs to abandon a well and longer well life due to higher oil prices.

11. FAIR VALUE MEASUREMENTS:

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;
Level 2:	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

ASC 820 requires financial assets and liabilities to be classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company’s commodity swaps are valued using a market approach based on several factors, including observable transactions for the same or similar commodity options using the NYMEX futures index, and are designated as Level 2 within the valuation hierarchy. The Company’s collars, which are designated as Level 3 within the valuation hierarchy, are also valued using a market approach, but are not validated by observable transactions with respect to volatility. The counterparty in all of the commodity derivative financial instruments is the lender on the Company’s Senior Secured Revolving Credit facility (Note 6).

The following tables present the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010 by level within the fair value hierarchy:

	Fair Value Measurements Using
December 31, 2011	Level 1	Level 2	Level 3
Commodity derivative assets	$—	$1,094,055	$881,822
Commodity derivative liabilities	$—	$6,740,213	$1,115,595

	Fair Value Measurements Using
December 31, 2010	Level 1	Level 2	Level 3
Commodity derivative assets	$—	$1,062,025	$2,379,629
Commodity derivative liabilities	$—	$9,546,979	$—

The following table reflects the activity for the commodity derivatives measured at fair value using Level 3 inputs during the period from January 1, 2011 through December 31, 2011:

	Derivative Asset	Derivative Liability
Beginning balance	$2,379,629	$—
Net increase (decrease) in fair value	(1,308,501)	—
Net realized gain on settlement	(189,306)	—
New derivatives	—	1,115,595
Transfers in (out) of Level 3	—	—
Ending balance	$881,822	$1,115,595

The allocation of the purchase price to the assets acquired and the liabilities assumed of BCEC and HEC was determined using Level 3 inputs.

Proved Oil and Gas Properties—Proved oil and gas property costs are evaluated for impairment and reduced to fair value when there is an indication that the carrying costs exceed the sum of the undiscounted cash flows. The Company uses Level 3 inputs and the income valuation technique, which converts future amounts to a single present value amount, to measure the fair value of proved properties through an application of discount rates and price forecasts selected by the Company’s management. The calculation of the discount rate is a significant management estimate based on the best information available and estimated to be 10 percent for the one year period ended December 31, 2011. Management believes that the discount rate is representative of current market conditions and reflects the following factors: estimate of future cash payments, expectations of possible variations in the amount and/or timing of cash flows, the risk premium, and nonperformance risk. The price forecast is based on the New York Mercantile Exchange (“NYMEX”) strip pricing, adjusted for basis differentials. Future operating costs are also adjusted as deemed appropriate for these estimates.

Asset Retirement Obligation—Upon completion of wells and natural gas plants, the Company records an asset retirement obligation at fair value using Level 3 assumptions.

12. DERIVATIVES:

As of December 31, 2011, the Company’s derivative commodity contracts with BNP Paribas, Wells Fargo Bank, and KeyBank are as follows:

Contract Term	Notional Volume	Floor	Ceiling	Fixed Price
January 1 - December 31, 2012	13,956 Bbl./Month	$90.00	$123.00	—
January 1 - December 31, 2012	30,000 Bbl./Month	$90.00	$102.00	—
January 1 - December 31, 2012	24,000 Bbl./Month	$90.00	$102.40	—
January 1 - April 30, 2013	12,654 Bbl./Month	$90.00	$123.00	—
January 1 - December 31, 2012	8,206 Bbl./Month	—	—	$62.95
January 1 - October 31, 2013	7,542 Bbl./Month	—	—	$61.50
January 1 - December 31, 2012	16,860 MMBTU/Month	—	—	$6.75
January 1 - October 31, 2013	15,481 MMBTU/Month	—	—	$6.40

The table below contains a summary of all the Company’s derivative positions reported on the consolidated balance sheet as of December 31, 2011:

Derivatives	Balance Sheet Location	Fair Value
Asset
Commodity derivatives	Current derivative assets	$1,297,403
Commodity derivatives	Long-term derivative assets	678,474
Liability
Commodity derivatives	Current derivative liability	(5,276,633)
Commodity derivatives	Long-term derivative liability	(2,579,175)
Total net derivative liability		$(5,879,931)

13. SUBSEQUENT EVENTS:

Subsequent events have been evaluated by management through the date of issuance of these financial statements.

During February of 2012, the Company executed a derivative commodity contract with Key Bank covering 10,000 BBLs per month for the period from January 1, 2013 through December 31, 2013. This contract has a floor price of $93.00 per BBL with a ceiling price of $108.60 per BBL.

Divestitures:

The Company’s decision to begin marketing, with an intent to sell, all of its oil and gas properties in California during June of 2012 required retrospective revision to the Company’s year-end financial statements that were previously filed in our Annual Report on Form 10-K.  The retrospective revision to reflect the discontinued operations had no impact on net income (loss), total assets or net assets for any of the years presented.  The carrying amounts of the major classes of assets related to the operation of the properties that are now classified as held for sale as of December 31, 2011 and 2010 are presented below:

	As of December 31, 2011	As of December31, 2010
ASSETS HELD FOR SALE, NET:
Oil and gas properties, successful efforts method:
Proved properties	$13,060,597	$15,113,208
Unproved properties	32,013	32,013
Wells in progress	167,198	133,258
Total property and equipment	13,259,808	15,278,479
Less accumulated depletion and depreciation	(3,364,300)	(70,755
Net property and equipment	$9,895,508	$15,207,724

The current assets and liabilities related to the properties are immaterial.  The total revenues and costs and expenses, and the income associated with the operation of the oil and gas properties held for sale are presented below.

	Bonanza Creek Energy, Inc. For the Year Ended December 31, 2011	Bonanza Creek Energy, Inc. For the Period From Inception December 23, 2010 to December 31, 2010	Bonanza Creek Energy Company, LLC (Predecessor) For the Period January 1, 2010 to December 23, 2010	Bonanza Creek Energy Company, LLC (Predecessor) For the Year Ended December 31, 2009
NET REVENUES:
Oil and gas sales	$6,739,479	$125,223	$4,822,010	$5,239,939

OPERATING EXPENSES:
Lease operating	3,234,575	63,728	2,843,860	2,704,625
Severance and ad valorem taxes	169,705	3,429	153,018	163,289
Exploration	7,460	—	134,290	131,059
Depreciation, depletion and amortization	3,493,519	70,755	1,626,880	1,513,967
Impairment of proved properties	3,443,984	—	—	579,337
TOTAL COSTS AND EXPENSES	10,349,243	137,912	4,758,048	5,092,277

(LOSS) INCOME FROM OPERATIONS ASSOCIATED WITH OIL AND GAS PROPERTIES HELD FOR SALE	$(3,609,764)	(12,689)	$63,962	$147,662

14. OIL AND GAS ACTIVITIES:

The Company’s oil and natural gas activities are entirely within the United States. Costs incurred in oil and natural gas producing activities are as follows:

	2011	2010
Unproved property acquisitions	$1,131,599	$—
Proved property acquisitions	762,701	—
Development(a)	84,161,794	817,362
Gas plant capital expenditures	25,069,757	—
Exploration(b)	58,034,514	—
Total	$169,160,365	$817,362

(a)                                 Development costs include workover costs of $2,808,663 and $—charged to lease operating expense during 2011 and 2010, respectively.

(b)                                 Exploration costs include $884,431 and $—charged to exploration expense during 2011 and 2010, respectively.

The net changes in capitalized exploratory well costs are as follows:

	2011	2010
Beginning balance at January 1	$974,000	$—
Additions to capitalized exploratory well costs pending the determination of proved reserves	7,075,921	974,000
Reclassifications to wells, facilities and equipment based on the determination of proved reserves	(2,611,618)	—
Capitalized exploratory well costs charged to expense	—	—
Ending balance at December 31	$5,438,303	$974,000

At December 31, 2011, the Company had capitalized $974,000 for exploratory wells in progress for a period of greater than one year.

15. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED):

In December 2008, the SEC published the final rules and interpretations updating its oil and gas reporting requirements. The Company adopted the rules effective December 31, 2010, and the rule changes, including those related to pricing and technology, are included in the Company’s reserve estimates.

In January 2010, the FASB aligned ASC Topic 932 with the aforementioned SEC requirements. Please refer to the section entitled “Adopted and Recently Issued Accounting Pronouncements” under Note 2—Summary of Significant Accounting Policies for additional discussion regarding both adoptions.

The estimate of proved reserves and related valuations for the years ended December 31, 2010 and 2011 were based upon a report prepared by Cawley, Gillespie & Associates, Inc. Petroleum Consultants. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

All of BCEI’s oil and natural gas reserves are attributable to properties within the United States. A summary of BCEI’s changes in quantities of proved oil and natural gas reserves for the period ended December 31, 2010 and the year ended December 31, 2011 are as follows:

	Oil	Natural Gas
	(MBbl)	(MMcf)
Balance—December 23, 2010	—	—
Extensions and discoveries	—	—
Purchases of minerals in place	22,398	62,926
Production	(19)	(42)
Revisions to previous estimates	—	—
Balance—December 31, 2010	22,379	62,884
Extensions and discoveries(a)	7,182	29,608
Purchases of minerals in place	—	—
Production	(1,137)	(2,776)
Revisions to previous estimates(b)	(208)	3,266
Balance—December 31, 2011	28,216	92,982
Proved developed reserves:
December 23, 2010	—	—
December 31, 2010	8,180	20,074
December 31, 2011	11,842	31,313
Proved undeveloped reserves:
December 23, 2010	—	—
December 31, 2010	14,199	42,810
December 31, 2011	16,374	61,669

(a)                                 Extensions and discoveries are fully associated with the Rocky Mountain region and is comprised of 168 new Proved Undeveloped locations plus 54 Unproved locations that were drilled in year 2011 and moved directly to Proved Developed Producing. The 168 new Proved Undeveloped locations are comprised of 26 horizontal Niobrara locations, 27 vertical Codell/Niobrara offset locations that were the result of year 2011 PUD drilling and 115 20 acre locations that were moved from Unproved to Proved Undeveloped.

(b)                                 Revisions are comprised of positive revisions resulting mainly from the commodity price increase of $16.76/Bbl from $79.43/Bbl at December 31, 2010 to $96.19 at December 31, 2011. The positive change in price was partially offset by performance revisions in the Rocky Mountain region due to surface pressure limitations and in the Mid-Continent regions due to timing and forecast changes for the Proved Developed Non-Producing recompletions.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with the provisions of ASC Topic 932. Future cash inflows were computed by applying prices to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves. Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of BCEI’s oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows (in thousands):

	December 31, 2011	December 31, 2010
Future cash flows	$2,887,010	$1,894,178
Future production costs	(805,466)	(572,553)
Future development costs	(514,256)	(351,392)
Future income tax expense	(252,265)	(182,725)
Future net cash flows	1,315,023	787,508
10% annual discount for estimated timing of cash flows	(648,837)	(412,854)
Standardized measure of discounted future net cash flows	$666,186	$374,654

Future cash flows as shown above were reported without consideration for the effects of derivative transactions outstanding at period end. The effect of hedging transactions in place as of year-end on the future cash flows for the period ended December 31, 2010 and 2011 was immaterial.

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows (in thousands):

	2011	2010
Beginning of period	$374,654	$—
Sale of oil and gas produced, net of production costs	(84,888)	(1,193)
Net changes in prices and production costs	123,154	—
Extensions, discoveries and improved recoveries	204,000	—
Development costs incurred	93,916	817
Changes in estimated development cost	(62,175)	(817)
Purchases of mineral in place	—	374,803
Revisions of previous quantity estimates	8,113	—
Net change in income taxes	(40,866)	249
Accretion of discount	46,158	1,012
Changes in production rates and other	4,120	(217)
End of period	$666,186	$374,654

The average wellhead prices used in determining future net revenues related to the standardized measure calculation as of December 31, 2010 and 2011 were calculated using the first-day-of-the-month price inclusive of adjustments for quality and location for each of the 12 months of calendar year 2010.

	2011	2010
Oil (per Bbl)	$89.80	$74.93
Gas (per Mcf)	$4.82	$4.81

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited quarterly financial data for the years ended December 31, 2011 and period ended December 31, 2010 (in thousands, except per share data):

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Year ended December 31, 2011:
Oil and natural gas sales	$20,541,995	$24,151,668	$25,915,330	$35,115,000
Operating profit (loss)(1)	10,308,846	12,451,574	13,556,361	17,221,606
Net income (loss)	326,920	7,707,745	4,833,352	(176,836)
Basic and diluted earnings (loss) per share	0.01	0.26	0.17	(0.01)

	Three Months Ended
	March 31, 2010(2)	June 30, 2010(2)	September 30, 2010(2)	Period from October 1, 2010 to December 23, 2010	Period from Inception to December 31, 2010(4)
Year ended December 31, 2010:
Oil and natural gas sales	$9,539,813	$9,159,227	$12,496,769	$12,310,275	$1,620,192
Operating profit (loss)(1)	3,462,810	3,239,633	4,615,282	6,159,094	699,080
Net income (loss)	(24,323,457)	64,639,085	(29,173,733)	3,641,787	(161,726)
Basic and diluted earnings (loss) per share(2)(3)	—	—	—	—	—

(1)                                 Oil and natural gas sales less lease operating expense, production taxes and depreciation, depletion and amortization and adjusted to reflect retrospective application of discontinued operations.

(2)                                 Bonanza Creek Energy Company, LLC was a limited liability company; as such, earnings per share were not disclosed. See note 1 to Bonanza Creek Energy, Inc.’s annual financial statements.

(3)                                 Bonanza Creek Energy Company, LLC’s results for the period from October 1, 2010 through December 23, 2010.

(4)                                 Bonanza Creek Energy, Inc. generated a net loss during the period from inception on December 23, 2010 to December 31, 2010; such loss per share was de minimus.